EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2023

ELK GROVE VILLAGE, Ill., Dec. 09, 2022 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended October 31, 2022.

Revenues increased $8.5 million, or 8 percent, to $108.7 million in the second quarter of fiscal 2023 compared to $100.2 million for the same quarter in the prior year. Net income for the second quarter ended October 31, 2022, was $871,872 compared to a net income of $3,150,205 for the same quarter in the prior year. Basic and diluted income per share for the quarter ended October 31, 2022, were both $0.14, compared to basic and diluted income per share of $0.73 and $0.69, respectively, for the prior year fiscal quarter ended October 31, 2021.

Revenues increased $28.3 million, or 11.5 percent, to $214.2 million in the first six months of fiscal 2023 compared to $186.0 million for the first six months of fiscal 2022. Net income for the six months ended October 31, 2022, was $2,248,547, compared to a net income of $11,946,921 (including $6,282,973 from the forgiveness of the PPP loan) for the six months ended October 31, 2021. Basic and diluted income per share for the six months ended October 31, 2022, were both $0.37, compared to basic and diluted income per share of $2.78 and $2.69, respectively, for the six months ended October 31, 2021.

Commenting on SigmaTron’s second quarter, fiscal 2023 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said “I’m pleased to report another solid quarter for fiscal 2023. Our pre-tax profit was $2,127,839, (which includes an expected pre-tax loss of $2,731,823 for Wagz, our Pet Tech IoT startup) was slightly better than our first quarter for fiscal 2023. However, the inclusion of Wagz for our second quarter and six months ending October 31, 2022, makes comparisons between this year and last year difficult. In addition, as reported in our press release on September 12, 2022, the first quarter of last year included a one time gain from the forgiveness of the PPP loan of $6,282,973. Our EMS segment reported pre-tax income in our second quarter that was $729,329 higher than the first quarter, in this fiscal year.

“Clearly, during the second quarter, there were signs of a slowing in the macro economy. However, our EMS backlog has remained strong. We have had some customers, primarily in the consumer goods markets, request the ability to push out some of their backlog, but overall it has been surpassed by other customers increasing their orders or accelerating them. This of course is completely dependent on the market that the customer competes in.

We are not sure what to make of this other than at this time, our backlog remains strong, we are talking with several new significant customers and our biggest barrier to increased sales remains the supply chain and the volatile market for semiconductor products. We have seen the availability of several semiconductor types improve, but we still have others where the lead time is beyond 52 weeks and suppliers continue to miss commitments. Pricing pressures are expected to continue as well. Coupling the volatile component marketplace with continuing geopolitical events provides continuing supply chain issues that are challenging to predict. It is a testament to our operations teams, both in the areas of supply chain and manufacturing, that we were able to achieve these excellent levels of production and sales in the current environment.

“Regarding Wagz, we have continued to make progress on the design and engineering front. We are ahead of schedule in that area. Our revenue was negatively impacted short term because of supply chain issues on the raw material side, which delayed production. We believe sales will gradually increase over the next several quarters and include the introduction of one major new product. In the interim, the losses will continue, but we hope to reduce them going forward. The consumer economy slowing somewhat has created some headwinds for the Wagz products, but we believe there is significant opportunity in the Pet Tech market.

“At this time, we remain optimistic about the balance of fiscal 2023. However, as mentioned above, there is significant volatility as a backdrop and we will adjust if necessary as things change.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in two reportable segments as an independent provider of electronic manufacturing services (“EMS”), and as a provider of products to the pet technology (“Pet Tech”) market. The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Pet Tech segment offers electronic products such as the Freedom Smart Dog Collar™, a wireless, geo-mapped fence, and wellness system, along with apparel and accessories. SigmaTron International, Inc. and its wholly-owned subsidiaries (the “Company”) operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center (“IPO”) in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S. and Portsmouth, New Hampshire, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the risks inherent in any merger, acquisition or business combination including the December 31, 2021 acquisition of Wagz; the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the cost of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 and variants which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion in Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2022	2021	2022	2021

Net sales	108,676,743	100,216,614	214,249,599	185,956,048

Cost of products sold	95,362,730	88,439,028	189,250,551	164,595,984

Gross profit	13,314,013	11,777,586	24,999,048	21,360,064

Selling and administrative expenses	9,245,157	6,805,756	18,106,375	12,916,771

Operating income	4,068,856	4,971,830	6,892,673	8,443,293

Gain on extinguishment of long-term debt	-	-	-	(6,282,973)
Other expense	1,941,017	308,113	2,858,759	508,888

Income before income tax	2,127,839	4,663,717	4,033,914	14,217,378

Income tax expense	1,255,967	1,513,512	1,785,367	2,270,457

Net income	$871,872	$3,150,205	$2,248,547	$11,946,921

Net income per common share - basic	$0.14	$0.73	$0.37	$2.78

Net income per common share - assuming dilution	$0.14	$0.69	$0.37	$2.69

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,145,223	4,553,899	6,159,265	4,445,289

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2022	2022

Assets:

Current assets	$233,887,003	$218,944,139

Machinery and equipment-net	34,911,929	35,973,215

Deferred income taxes	662,159	856,863
Intangibles	11,938,574	12,409,478
Goodwill	13,320,534	13,320,534
Other assets	10,483,421	12,127,048

Total assets	$305,203,620	$293,631,277

Liabilities and stockholders' equity:

Current liabilities	$114,507,401	$132,501,195

Long-term obligations	99,874,536	72,796,085

Stockholders' equity	90,821,683	88,333,997

Total liabilities and stockholders' equity	$305,203,620	$293,631,277

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095